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                                                                                                        Exhibit 12.2


                                            Hospitality Properties Trust
               Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Distributions
                                        (in thousands except ratio amounts)






                                              Three Months Ended
                                                 March 31,                       Year Ended December 31,
                                         --------------------------      -----------------------------------------
                                             2001           2000            2000            1999          1998
                                             ----           ----            ----            ----            ----

Income Before Extraordinary Item          $ 30,088        $ 29,534        $126,271        $111,929        $ 87,982
Fixed Charges                               10,186           8,828          37,682          37,352          21,751
                                          --------        --------        --------        --------        --------
Adjusted Earnings                         $ 40,274        $ 38,362        $163,953        $149,281        $109,733
                                          ========        ========        ========        ========        ========


Fixed Charges and Preferred
     Distributions:
     Interest on indebtedness and
     amortization of deferred
     finance costs                        $ 10,186        $  8,828        $ 37,682        $ 37,352        $ 21,751
     Preferred Distributions                 1,781           1,781           7,125           5,106              --
                                          --------        --------        --------        --------        --------

Combined Fixed Charges and
     Preferred Distributions              $ 11,967          10,609        $ 44,807        $ 42,458        $ 21,751
                                          ========        ========        ========        ========        ========

Ratio of Earnings to Combined Fixed
     Charges and Preferred
     Distributions                           3.37x           3.62x           3.66x           3.52x           5.04x
                                          ========        ========        ========        ========        ========


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